Exhibit 99.1

Calgon Carbon Announces Fourth Quarter and Full Year 2015 Results

  Board Declares Dividend of $0.05 per share
  Q4 2015 Results:
    Net sales total $130.9 million including $3.9 million unfavorable impact from currency translation; gross margin (before depreciation and amortization) as a percentage of net sales was 33.6% – both in line with expectations
    Fully diluted EPS was $0.15
  Full Year 2015 Results:
    Net sales total $535.0 million including a $22.8 million unfavorable impact from foreign currency translation, versus $555.1 million last year
    Gross margin (before depreciation and amortization) as a percentage of net sales increased to 35.8% compared to 34.6% for 2014
    North American mercury removal market revenues doubled to $58.2 million from $28.7 million in 2014
    Fully diluted EPS was $0.82
    Value returned to shareholders in the form of dividends and share repurchases totaled $45.4 million

PITTSBURGH--(BUSINESS WIRE)--February 19, 2016--Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2015.

Income from operations for the fourth quarter of 2015 was $10.7 million versus $18.8 million for the fourth quarter of 2014. Net income was $7.7 million for the fourth quarter of 2015 versus $12.1 million for the comparable period in 2014. On a fully diluted share basis, net income per common share for the fourth quarter of 2015 was $0.15 compared to $0.23 reported for the fourth quarter of 2014.

Current year fourth quarter income from operations includes $2.4 million in pre-tax costs related to fixed asset accelerated depreciation charges and higher than anticipated project-related expenses and pension plan settlement costs. Income tax expense was favorably impacted by $1.1 million in tax benefits related to the U.S. federal research and development tax credit.

Net sales for the fourth quarter of 2015 were $130.9 million, as compared to $140.6 million for the fourth quarter of 2014. Currency translation had a $3.9 million unfavorable impact on fourth quarter 2015 sales due to the stronger U.S. dollar.

For the fourth quarter of 2015, sales for the Activated Carbon and Service segment were $118.9 million, a decline of $7.3 million from the same period a year ago. Excluding $3.7 million of unfavorable currency translation adjustments, sales declined $3.6 million. Environmental water and environmental air market sales in the Americas were higher. These increases were more than offset by lower potable water market sales in Asia, as a large initial fill that occurred in last year’s fourth quarter did not repeat in the current year, as well as lower industrial process market sales primarily in the Americas and Europe, and lower food market and respirator product sales in the Americas.

Equipment segment sales in the fourth quarter of 2015 declined to $9.3 million in comparison to $12.2 million for the same period a year ago, primarily due to lower ballast water treatment system equipment sales.

Sales in the Consumer segment increased to $2.7 million in the fourth quarter of 2015 compared to $2.3 million in the last year’s fourth quarter primarily due to higher sales of carbon cloth for both medical and defense applications.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the fourth quarter of 2015 was 33.6%, compared to 35.9% reported for the fourth quarter of 2014. The negative impact of the lower sales and a less favorable product mix were partially offset by the favorable impact of lower coal costs and the Company’s focus on cost and operational efficiency improvements.

Depreciation and amortization expense was $9.7 million in the fourth quarter of 2015 compared to $8.3 million in last year’s fourth quarter. Depreciation expense in the fourth quarter of 2015 includes incremental depreciation expense resulting from new fixed assets placed in service as well as $1.1 million in accelerated depreciation related to assets no longer in service as of December 31, 2015.

Selling, administrative and research expense for the fourth quarter of 2015 was $23.6 million versus $23.3 million in last year’s fourth quarter.

Income from operations for the fourth quarter of 2015 was $10.7 million compared to $18.8 million for the same period last year. The decline was due to the combination of the lower sales, the less favorable mix of sales, and the higher depreciation expense in the current year fourth quarter.

The effective income tax rate for the fourth quarter of 2015 was 23.2% compared to 33.3% in last year’s fourth quarter. The lower tax rate was due to favorable income tax adjustments recorded in the current year fourth quarter primarily related to the U.S. federal research and development tax credit.

The Company continued its open market stock repurchase program and used $12.1 million to repurchase 739 thousand shares of Calgon Carbon common stock during the fourth quarter of 2015. For the full year, the company repurchased approximately 2.0 million shares of Calgon Carbon common stock for approximately $35.0 million. At December 31, 2015 the Company has approximately $72.3 million of remaining authorization for additional common stock repurchases.

On February 17, 2016, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on March 15, 2016, to shareholders of record on March 4, 2016.

Net sales for the year ended December 31, 2015, were $535.0 million, compared to net sales of $555.1 million last year. Excluding the $22.8 million unfavorable impact from foreign currency translation, net sales increased slightly from last year. Activated Carbon and Service segment sales decreased 2.3% year-over-year. Excluding the negative impact of currency translation, Activated Carbon and Service segment sales increased 2.0%. Equipment segment revenue for the year ended December 31, 2015 declined 13.3%, or $6.0 million versus the comparable period of 2014. Consumer segment sales declined 20.8%, or $2.4 million year-over-year.

For the year ended December 31, 2015, the Company reported income from operations of $64.8 million versus $74.6 million for the year ended December 31, 2014. Net income for the year ended December 31, 2015, was $43.5 million versus $49.4 million for the year ended December 31, 2014. Earnings per common share on a fully diluted basis were $0.82 for the year ended December 31, 2014, as compared to $0.92 per common share for the year ended December 31, 2014.

Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer commented, “As expected, our fourth quarter results were reflective of the continued slowdown in the global economy, particularly in the industrial sector, as well as seasonally light demand for our mercury removal products.”

Commenting on the full year, Mr. Dearth continued, “The impact of the slowing global economy as well as other challenges across our markets resulted in full year financial performance below our initial expectations.”

“I am, however, pleased with the quality of our results, and believe they demonstrate the effectiveness of our cost improvement and operational efficiency initiatives.”

“Looking ahead, we will continue to execute on our objectives to foster future growth. While I expect market uncertainties to persist through at least the early portion of 2016, I believe we have the platform and strategies in place that position us favorably as conditions improve.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Sales	$130,873	$140,640	$535,004	$555,103

Cost of Products Sold (Excluding Depreciation and Amortization)	86,886	90,192	343,522	363,014

Depreciation and Amortization	9,665	8,346	35,453	30,470

Selling, Administrative & Research	23,581	23,291	91,235	87,266

Restructuring	-	-	-	(252)

	120,132	121,829	470,210	480,498

Income from Operations	10,741	18,811	64,794	74,605

Interest Expense - Net	(266)	(46)	(715)	(186)

Other Income (Expense) - Net	(432)	(582)	(693)	(1,911)

Income Before Income Tax Provision	10,043	18,183	63,386	72,508

Income Tax Provision	2,327	6,049	19,923	23,138

Net Income	7,716	12,134	43,463	49,370

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(3,551)	(6,738)	(13,013)	(14,850)
Defined Benefit Pension Plans	(1,576)	(12,733)	(116)	(11,908)
Derivatives	(314)	142	(991)	388

Comprehensive Income (Loss)	$2,275	$(7,195)	$29,343	$23,000

Net Income per Common Share
Basic	$.15	$.23	$.84	$.93
Diluted	$.15	$.23	$.82	$.92

Dividends per Common Share	$.05	$-	$.20	$-

Weighted Average Shares Outstanding (Thousands)
Basic	50,970	52,773	51,902	53,042

Diluted	51,710	53,649	52,709	53,941

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

Segment Sales	4Q15	4Q14	YTD 2015	YTD 2014

Activated Carbon and Service	$118,904	$126,169	$486,548	$498,212
Equipment	9,290	12,212	39,293	45,319
Consumer	2,679	2,259	9,163	11,572

Net Sales	$130,873	$140,640	$535,004	$555,103

Segment
Operating Income (loss)*	4Q15	4Q14	YTD 2015	YTD 2014

Activated Carbon and Service	$20,868	$26,913	$100,026	$104,934
Equipment	(993)	(210)	(1,810)	(2,608)
Consumer	531	454	2,031	2,497

Income from Operations *	$20,406	$27,157	$100,247	$104,823

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2015	2014

Assets

Current assets:

Cash and cash equivalents	$53,629	$53,133

Receivables	96,674	95,232

Inventories	110,364	98,446

Other current assets	47,058	46,151

Total current assets	307,725	292,962

Property, plant and equipment, net	311,019	290,586

Other assets	37,774	38,113

Total assets	$656,518	$621,661

Liabilities and Stockholders' Equity

Current liabilities:

Short-term debt	$-	$833

Current portion of long-term debt	7,500	-

Other current liabilities	73,141	74,586

Total current liabilities	80,641	75,419

Long-term debt	103,941	70,448

Other liabilities	77,945	70,321

Total liabilities	262,527	216,188

Total stockholders' equity	393,991	405,473

Total liabilities and stockholders' equity	$656,518	$621,661

CONTACT:
Calgon Carbon Corporation
Dan Crookshank
Director – Investor Relations
412-787-6795
dcrookshank@calgoncarbon.com